Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement dated July 25, 2006, on Form S-3 relating to the $15,000,000,000 SmartNotes of GMAC LLC (formerly General Motors Acceptance Corporation, which converted into a Delaware Limited Liability Company effective July 20, 2006, and is hereinafter referred to as “GMAC LLC”) of our report on the consolidated financial statements of GMAC LLC dated March 28, 2006 (June 2, 2006 as to Notes 10, 12 and 23) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 1 and relating to the consolidation of certain variable interest entities), and of our report relating to management’s report on the effectiveness of internal control over financial reporting dated March 28, 2006 (which report expresses an adverse opinion on the effectiveness of GMAC LLC’s internal control over financial reporting because of a material weakness), appearing in the Current Report on Form 8-K of GMAC LLC dated June 2, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Detroit, Michigan

July 20, 2006